Exhibit 10.4

UNCONDITIONAL GUARANTY

          In consideration of Silicon Valley Bank’s (“Bank”) loan to Timeline, Inc. (“Borrower”), under the Loan and Security Agreement dated the Effective Date (as defined therein) (the “Agreement”), Analyst Financials, Ltd (UK)  (“Guarantor”) unconditionally and irrevocably guarantees payment of all amounts Borrower owes Bank and Borrower’s performance of the Agreement and any other agreements between Borrower and Bank, as amended from time to time (collectively the “Agreements”), according to their terms.

          1.  If Borrower does not perform its obligations under the Agreements, Guarantor will immediately pay all amounts due (including, without limitation, all principal, interest, and fees) and satisfy all Borrower’s obligations under the Agreements.

          2.  These obligations are independent of Borrower’s obligations and separate actions may be brought against Guarantor (whether action is brought against Borrower or whether Borrower is joined in the action).  Guarantor waives benefit of any statute of limitations affecting its liability.  Guarantor’s liability is not contingent on the genuineness or enforceability of the Agreements.

          3.  Bank may, without notice to Guarantor and without affecting Guarantor’s obligations under this Guaranty, (a) renew, extend, or otherwise change the terms of the Agreements; (b) take security for the payment of this Guaranty or the Agreements; (c) exchange, enforce, waive and release any security; and (d) apply the security and direct its sale as Bank, in its discretion, chooses.  All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested.

          4.  Guarantor waives:

a)

Any right to require Bank to (i) proceed against Borrower or any other person; (ii) proceed against or exhaust any security or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against Borrower or any security it holds (including the right to foreclose by judicial or nonjudicial sale) without affecting Guarantor’s liability.

b)	Any defenses from disability or other defense of Borrower or from the cessation of Borrowers liabilities.

c)	Any setoff, defense or counterclaim against Bank.

d)

Any defense from the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower.  Until Borrower’s obligations to Bank have been paid, Guarantor has no right of subrogation or reimbursement or other rights against Borrower.

e)	Any right to enforce any remedy that Bank has against Borrower.

f)	Any rights to participate in any security held by Bank.

g)

Any demands for performance, notices of nonperformance or of new or additional indebtedness.  Guarantor is responsible for being and keeping itself informed of Borrower’s financial condition. Unless Guarantor requests particular information, Bank has no duty to provide information to Guarantor.

h)	The benefits of California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2849, 2850, 2899 and 3433.

          5.  Guarantor acknowledges that, to the extent Guarantor has or may have rights of subrogation or reimbursement against Borrower for claims arising out of this Guaranty, those rights may be impaired or destroyed if Bank elects to proceed against any real property security of Borrower by non-judicial foreclosure.  That impairment or destruction could, under certain judicial cases and based on equitable principles of estoppel, give rise to a defense by Guarantor against its obligations under this Guaranty.  Guarantor waives that defense and any others arising from Bank’s election to pursue non-judicial foreclosure.  Without limiting the generality of the foregoing, Guarantor waives all benefits and defenses under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, to the extent they apply.

          6.  If Borrower becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, or similar relief under the United States Bankruptcy Code, or if a petition is filed against Borrower and/or any obligation under the Agreements is terminated or rejected or any obligation of Borrower is modified or if Borrower’s obligations are avoided Guarantor’s liability will not be affected and its liability will continue.  If Bank must return any payment because of the insolvency, bankruptcy or reorganization of Borrower, Guarantor or any other guarantor this Guaranty will remain effective or be reinstated

          7.  Guarantor subordinates any indebtedness of Borrower it holds to Bank; and Guarantor will collect, enforce and receive payments as Bank’s trustee and will pay Bank those payments without reducing or affecting its liability under this Guaranty.

          8.  Guarantor will pay Bank’s reasonable attorneys’ fees and other costs and expenses incurred enforcing this Guaranty.  This Guaranty may not be waived, revoked or amended without Bank’s prior written consent.  If any provision of this Guaranty is unenforceable, all other provisions remain effective.  This Guaranty is the entire agreement among the parties about this Guaranty.  No prior dealings, no usage of trade, and no parol or extrinsic evidence may supplement or vary this Guaranty.  Bank may assign this Guaranty without in any way affecting Guarantor’s liability under it.  This Guaranty shall inure to the benefit of Bank and its successors and assigns.  This Guaranty is in addition to the guaranties of any other guarantors and any and all other guaranties of Borrower’s indebtedness or liabilities to Bank.  Guarantor may not assign this Agreement or any rights under it without Bank’s prior written consent, which may be granted or withheld in Bank’s discretion.

          9.  Guarantor represents and warrants that (i) it has taken all action necessary authorize execute, deliver and perform this Guaranty, (ii) execution, delivery and performance of this Guaranty do not conflict with any organizational documents or agreements to which it is party and (iii) this Guaranty is a valid and binding obligation, enforceable against Guarantor according to its terms.

          10. Guarantor will do all of the following:

                    10.1  Maintain its legal existence, remain in good standing in the state of its formation, and continue to qualify in each jurisdiction in which the failure to qualify could have a material adverse effect on the financial condition, operations or business.  Maintain all licenses, approvals and agreements, the loss of which could have a material adverse effect on its financial condition, operations or business.

                    10.2  Comply with all statutes and regulations if non-compliance could adversely affect its financial condition, operations or business.

                    10.3  Execute other instruments and take action Bank reasonably requests to effect the purposes of this Agreement.

                    10.4  Deliver to Bank complete and current financial information and other information about Guarantor as Bank may reasonably request.

          11.     This Guaranty is governed by California law, without regard to conflicts of laws.  GUARANTOR WAIVES ITS RIGHT TO A JURY TRIAL OF ANY ACTION ARISING OUT OF THIS GUARANTY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER CLAIMS.  Guarantor submits to the exclusive jurisdiction of the state and federal courts in Santa Clara, California.

Date September 10, 2004
ANALYST FINANCIALS, LTD (UK)

	By:	/s/ MICHAEL EVANS

	Name:	Michael Evans
	Title:	Managing Director

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